LAW OFFICE OF GARY A. AGRON

5445 DTC Parkway, Suite 520

Greenwood Village, Colorado 80111

Telephone: (303) 770-7254

Facsimile: (303) 770-7257

E-Mail: gaa@attglobal.net

June 20, 2005

JMG Exploration, Inc.

Suite 2600, 500 - 4th Avenue S.W.

Calgary, Alberta, Canada T2P 2V6

Re: Registration Statement on Form SB-2

Ladies and Gentlemen:

We are special counsel to JMG Exploration, Inc., a Nevada corporation (the "Company"), in connection with its proposed public offering under the Securities Act of 1933, as amended, of up to 1,900,000 subscription rights of its securities, each subscription right is to acquire one unit of the Company’s securities. Each unit consists of one share of $.001 par value common stock ("Common Stock") and one Common Stock purchase warrant ("Warrant") offered through a registration statement on Form SB-2 to be filed with the Securities and Exchange Commission (the "Commission"). The registration statement ("Registration Statement") also covers the sale by certain selling stockholders of the Company of an aggregate of up to 4,387,500 shares of Common Stock underlying Preferred Stock and Common Stock Purchase Warrants.

In connection with rendering our opinion as set forth below, we have reviewed and examined originals or copies identified to our satisfaction of the following:

(1)	Articles of Incorporation, and amendments thereto, of the Company as filed with the Secretary of State of the state of Nevada;
(2)	Corporate minutes containing the written deliberations and resolutions of the Board of Directors and shareholders of the Company;
(3)	The Registration Statement and the Preliminary Prospectus contained within the Registration Statement; and
(4)	The other exhibits of the Registration Statement.

We have examined such other documents and records, instruments and certificates of public officials, officers and representatives of the Company, and have made such other investigations as we have deemed necessary or appropriate under the circumstances.

 Based upon the foregoing and in reliance thereon, it is our opinion that the units and components of the units offered under the Registration Statement, when sold, will be fully paid and non-assessable under Nevada law.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Prospectus constituting a part thereof.

Very truly yours,
/s/ Gary A. Agron
Gary A. Agron